EXHIBIT 10.26
DEPARTURE AGREEMENT AND GENERAL RELEASE
(PLEASE READ CAREFULLY. THIS DEPARTURE AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)
     This Departure Agreement and General Release (this “Agreement”) is between National Medical Health Card Systems, Inc. (the “Company”) and Tery Baskin (“Employee”) and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. Employee and the Company may sometimes be referred to collectively as the “Parties.”
          WHEREAS, the Company and Employee are parties to an Employment Agreement dated on or about June 4, 2001 (the “Employment Agreement”); and
          WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of employment under the Employment Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, be it agreed as follows:
     1. As of May 21, 2007, Employee’s employment relationship with the Company will terminate (the “Termination Date”). This Agreement has been presented to Employee on or before the Termination Date.
     2. In consideration for the covenants and promises set forth herein, following the execution of the Agreement by Employee ( the “Execution Date”):
     (a) The Company will pay Employee’s present salary for twelve months (such period to be referred to as the “Severance Period”), but only so long as Employee has not breached and does not breach the provisions of paragraphs 6 through 11 of the Employment Agreement, for a total sum not to exceed $230,000, payable in twenty-six bi-weekly installments of $8,846.15 in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions and less any deductions authorized by Employee to pay his portion to continue group health coverage.
     (b) Employee has received all accrued salary through the Termination Date in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions.
     (c) Provided that Employee does not violate paragraphs 6 through 11 of the Employment Agreement and provided that Employee provides any assistance reasonably requested by the Company in connection with the renewal of such contracts, the Company will pay Employee a commission (the “Commission Payments”) equal to three cents per net paid claim for the Arkansas

State Employees account (“ASE”) and State of Arkansas Public School account (“SAPS”), for each net paid claim submitted during the period commencing on the 2007 renewal dates of each such account and ending on the third anniversary of the 2007 renewal dates. The Commission Payments shall not exceed a total of $83,333 per calendar year, and the total Commission Payments shall be no greater than $250,000. Each Commission Payment will be made on a quarterly basis and will be paid by the sixtieth day following each calendar quarter, and each Commission Payment shall be paid only if Employee has continued to provide any assistance reasonably requested by the Company in connection with such accounts and has otherwise not breached this Agreement. Such payments will be subject to withholding if and as required by law. Any dispute arising out of or relating to the Commission Payments shall be submitted to binding arbitration by a party’s giving written notice to such effect to the other party and the office of the American Arbitration Association (the “AAA”) in New York, New York. Arbitration of such controversy, disagreement, or dispute shall be conducted by a single arbitrator in accordance with the Federal Arbitration Act and the Employment Arbitration Rules of the AAA.
     (d) For the period for which Employee is eligible to continue benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), so long as Employee has not breached and does not breach the provisions of paragraphs 6 through 11 of the Employment Agreement, the Company will pay the Company’s portion of the premiums as of the date of this Agreement ($7,121 per annum, subject to adjustment at the renewal date in February 2008) for Employee’s medical, dental and prescription coverage from the Termination Date through the end of such period of eligibility but not to exceed the earlier of the date that (x) Employee is employed by an employer offering health coverage or (y) the end of the Severance Period. In addition, the Company will assign its interest in the life insurance policy purchased with respect to Employee within thirty (30) days of the execution of this Agreement and waive any claim to reimbursement for premiums paid.
     (e) Employee has received all reimbursable expenses pursuant to the Company’s Travel & Entertainment policy incurred through the Termination Date and submitted within thirty (30) days after the Termination Date.
     (f) Employee has received all accrued vacation pay to which Employee is entitled through and including the Termination Date, which amount is $11,315.34.
     (g) The Company will reimburse Employee for attorney’s fees reasonably incurred in the review and execution of this Agreement, not to exceed $5,000. Such request for reimbursement must be submitted no later than thirty (30) days after the signature of Employee and the Company to this Agreement and will be paid within thirty (30) days after Employee presents a summary invoice for such services.

     (h) Employee acknowledges and agrees that he is not entitled to any additional wages, bonus payments, benefits or other compensation from the Company except as set forth herein.
     3. For purposes of the National Medical Health Card Systems, Inc. 1999 Stock Option Plan, as amended (the “Stock Option Plan”), and the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Restricted Stock Plan”), the termination of Employee’s employment will be considered as an involuntary termination without cause. Accordingly, under the terms of the Stock Option Plan, Employee will have 90 days following the Termination Date to exercise any of his vested options. The Parties acknowledge that, on the Termination Date, Employee will forfeit and have no further right, title or interest in or with respect to, any and all non-vested options, shares of restricted stock and restricted stock unit awards held by Employee under the Stock Option Plan and/or the Company’s Restricted Stock Plan. Employee affirms the provision of any Restricted Stock Agreement that the Company shall have the right to instruct the Company’s transfer agent to transfer any unvested restricted stock to the Company.
     4. Release Provisions.
     (a) As a material inducement to Employee to enter this Agreement, and in consideration for the Company’s payments to Employee as set forth in this Agreement, and for other good and valuable consideration, as and for Employee’s complete release of all statutory, contract, tort and all other claims against the Company and each of its current and former owners (including, without limitation, New Mountain Capital, L.L.C., New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P., and their respective affiliates), predecessors, assigns, employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, directors, managers, partners, members, and officers, including any and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), Employee hereby releases and forever discharges the Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, obligations, complaints and demands whatsoever in law or equity, which Employee (and Employee’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the execution of this Agreement by Employee, including without limitation, any claim arising out of or relating to Employee’s employment by the Company and each of its subsidiaries and affiliated entities, and any and all obligations and liabilities of the Company under the Employment Agreement, the letter agreement dated November 28, 2005 between the Company and Employee (to the extent such letter agreement exists and is effective), or any other agreement between Employee and any of the Releasees, including, without limitation, any claim for car allowances, club dues, unused vacation time, or other benefits incident to Employee’s employment, and the ownership, acquisition, offer or sale of, or rights to any equity interest, or any option to purchase or acquire any equity interest in the Company, excepting only the rights and obligations (i) created by this Agreement; (ii) that may exist under any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee; (iii) Employee’s rights under state worker’s compensation laws (for occupational illness or injury only) (iv) Employee’s vested rights under the Company’s health, dental, pharmacy and 401(k) benefit plans, (v) any rights, whenever arising, Employee may have in his capacity as a shareholder of the Company and not arising from his capacity as officer, employee or agent of the Company; provided, however, that Employee shall neither (A) initiate any claim based in whole or in part upon Employee’s status as a shareholder of the Company nor (B) directly or indirectly counsel or encourage another person or entity to initiate, or voluntarily provide assistance in respect of, any claims based in whole or in part upon any person’s or entity’s status as a shareholder of the Company; provided, further, that nothing herein is intended to nor shall it preclude Employee from providing truthful testimony if under legal compulsion as a witness regarding any such claim and (vi) any cause of action that arises in whatever capacity after the date of this Agreement.
     (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee’s employment, the terms, benefits, and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 12101, et. Seq., the Constitution and the laws of the United States and the State of New York, including specifically, New York’s Human Rights Law, Executive Law Section 290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law; and any and all claims arising out of the acquisition, offer or sale of, or rights to any equity interest, or relating to any option to purchase or acquire any equity interest in the Company, that Employee has held at any time in the Company or any of its predecessors or affiliates, including any claims, arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any federal, state or local securities law, the rules or regulations promulgated under any of them, or any doctrine of common law or equity applicable to the ownership, acquisition or sale of securities or the solicitation of proxies with respect thereto; and any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.

EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HIS WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.
     (c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Agreement. This covenant not to sue (and the remedies provided in this Agreement, including those in paragraph 4(d)) does not affect Employee’s right to test the knowing and voluntary nature of his waiver of rights. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission, or any other state or local agency with similar responsibilities (the “Commission”), to enforce any laws pertaining to employment discrimination or retaliation. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission; however, Employee waives the right to any benefits or recovery arising out of any such proceeding.
     (d) Subject to paragraph 4(c), if Employee materially breaches any of his promises contained in this paragraph 4 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys’ fees, that the Company and/or any Releasee may incur as the result of Employee’s breach. In addition, without limiting any other legal or equitable remedy available to the Company under this Agreement or otherwise, if Employee materially breaches the promises made in any provision of this Agreement (other than the promises made in paragraph 7 of this Agreement), (i) the Company shall cease making further payments, if any, pursuant to paragraph 2 above and (ii) Employee shall forfeit and immediately repay to the Company the amount of all payments, if any, received pursuant to paragraph 2(a) and the first sentence of paragraph 2(d) above to the extent such payments received exceed $115,000.
     (e) The Company represents to Employee that, to the actual knowledge of the current executive officers of the Company as of the Execution Date, there is no basis for any lawsuit, charge, claim, complaint or other proceeding by the Company against Employee.
     5. The Company will honor its obligation to indemnify Employee pursuant to the Company’s Certificate of Incorporation and Bylaws, as amended (the “Charter Documents”) and the Company acknowledges that Employee was an officer of the Company for such purposes. In the event that the provisions of any of the Charter Documents relating to indemnification, exculpation or advancement of expenses are amended after the Execution Date in a manner adverse to Employee, then subject to applicable law, the Company will indemnify Employee in accordance with the terms of the Charter Documents as they exist as provided to Employee on July 10, 2007. Nothing contained in this paragraph will limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to Employee as an employee or officer of the Company or was serving, at the Company’s request, as a general partner, manager, officer, director, member, limited partner, trustee, employee or agent of another partnership, association, limited partnership, limited liability company, corporation, joint venture, trust, employee benefit plan or other enterprise. Nothing contained in this paragraph will limit the ability of the Company to otherwise indemnify or advance expenses to Employee.
     6. Employee acknowledges and agrees that, for the time periods set forth in the Employment Agreement, he shall comply with paragraphs 6 through 11 of the Employment Agreement and that such provisions shall survive the termination of the Employment Agreement. Employee acknowledges and agrees that the provisions of paragraphs 6 through 11 of the Employment Agreement are fully enforceable and reasonable to protect the legitimate business interests of the Company. Furthermore, Employee represents and warrants that he has returned to the Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment. The Company acknowledges that for purposes of the Employment Agreement, ideas, as opposed to expressions of ideas, are not Inventions (within the meaning of such term as used in the Employment Agreement) and specifically agrees that the Employee’s ideas of integration of TPA, case management, PBM and data analysis is not an Invention for the purposes of the Employment Agreement.
     7. Employee further agrees, at all times prior to October 1, 2010, to refrain from making any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the Company; provided, however, that this sentence shall not be construed to constrain Employee from providing truthful testimony when required by law in the course of a legal or administrative proceeding. Without limiting any other legal or equitable remedy available to it under this Agreement or otherwise, the Company shall be entitled to offset against amounts otherwise payable to Employee pursuant to paragraphs 2(a) or 2(d) above an amount equal to the amount of any damages the Company suffers resulting from any such disparaging or harmful remark. Employee understands and agrees that violation of this paragraph shall be treated as a material breach of this Agreement. Any dispute arising out of or relating to the Company’s exercise of the offset right provided above shall be submitted to binding arbitration by a party’s giving written notice to such effect to the other party and the office of the AAA in New York, New York. Arbitration of such controversy, disagreement, or dispute shall be conducted by a single arbitrator in accordance with the Federal Arbitration Act and the Employment Arbitration Rules of the AAA.
     8. The Company expressly agrees that upon its material breach of this Agreement in addition to the remedy of the benefits provided to Employee under this Agreement, such breach shall release Employee from any and all restrictions and obligations under paragraphs 6 through 11 of the Employment Agreement as well as any restrictions and obligations under the terms of this Agreement as of the date of such breach. For purposes of this paragraph, unless Employee shall have failed to comply with paragraphs 6 through 11 of the Employment Agreement, failure by the Company to strictly comply with any payment obligation set forth in paragraphs 2(a) and 2(d) above within ten (10) days after receipt by the Company (at the physical mailing address or facsimile number set forth in paragraph 12 below, to the attention of the Company’s President) of written notice from Employee specifying such noncompliance in reasonable detail shall be a material breach of this Agreement.
     9. Employee expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.
     10. Employee agrees to make himself reasonably available in connection with any information the Company requires relating to the services Employee had provided to the Company, including any litigation the Company is or may become involved in to which Employee has knowledge. The Company agrees to provide Employee with reasonable notice in connection with any depositions or court appearances where his presence is necessary or reasonably desirable. The Company shall pay Employee’s travel expenses in this regard. Employee and the Company shall agree on a reasonable per diem fee for any time Employee is required to make himself available in person pursuant to this paragraph.
     11. Employee and the Company acknowledge and agree:
     (a) that each of them has read and understands the contents of this Agreement;
     (b) that this Agreement does not waive rights or claims that may arise after the date that this Agreement is executed;
     (c) that Employee waives rights or claims only in exchange for consideration that Employee would not be entitled to but for executing this Agreement;
     (d) that the Company has informed Employee that Employee should consult with an attorney in connection with this Agreement; and
     (e) that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company.
     12. Both Parties understand that Employee shall have 45 days to consider this Agreement before signing. Both Parties understand that Employee shall have seven (7) days in which to revoke this Agreement after signing, and that this Agreement shall not become effective or enforceable until the expiration of seven (7) days after signing (the date of such expiration, “Effective Date”), and the severance compensation payable hereunder (beyond the $115,000 payable under the Employment Agreement) shall not be due and owing until after the Effective Date set forth herein. To accept the Agreement, Employee must send a signed copy to Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com. Any notice of revocation must also be sent such that it is received prior to the end of the seven day revocation period by Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com. Employee also acknowledges receipt of the following information:
     (a) The group of individuals covered: All employees who hold positions whose employment is being terminated on or about May 21, 2007.
     (b) Eligibility factors: A severance proposal is being offered to all employees whose employment is being terminated on or about May 21, 2007.
     (c) Time limits: Each employee who is offered a severance proposal has 45 days to consider the Agreement and seven (7) days to revoke acceptance after signing.
     (d) Employee acknowledges that Employee has received and reviewed the information contained in Exhibit “A” to this Agreement. The information in Exhibit “A” includes the job titles and ages of all individuals from the group of employees considered for termination on or about May 21, 2007, and whether or not those employees were selected for termination of employment or otherwise offered a severance proposal.
     13. This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles. The Parties agree that the federal and state courts sitting in Nassau County, New York, shall be the exclusive venue for the resolution of any dispute arising out of or relating to this Agreement.
     14. Except as provided in this Agreement, this is the entire agreement between Employee and the Company and supersedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee’s employment with the Company. This Agreement may only be amended or modified by a written document signed by both Parties. The Company has made no promises to Employee other than those in this Agreement. Notwithstanding anything to the contrary in this paragraph 14, except as explicitly provided otherwise in this Agreement, (i) paragraphs 6 through 11 of the Employment Agreement, and (ii) any obligation of the Company under any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended and in existence on July 10, 2007, to indemnify Employee shall survive the execution of this Agreement in accordance with their respective terms and conditions.

     15. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Agreement.
     16. The obligations of the Company as set forth in paragraph 2 above shall survive the death or disability of Employee and upon the death of Employee, payments shall be made to the estate of Employee or as Employee may otherwise designate in writing to the Company or in any will or trust executed after the date hereof.
     17. This Agreement may be executed in one or more counterparts, and each effective counterpart shall be effective as a signed original.
     18. The Company makes no representations to Employee concerning the tax consequences arising out of any payments under this Agreement, including, without limitation, whether any of the payments hereunder are subject to 26 U.S.C. § 409A. The Company urges Employee to obtain his own tax counsel with regard to any tax consequences arising out of or relating to this Agreement.
     19. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE HAS HAD AT LEAST 45 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:	/s/ Thomas W. Erickson

, its authorized representative

Date: August 1, 2007
/s/ Tery Baskin

Tery	Baskin
Date: August 1, 2007

Exhibit “A”

		OFFERED SEVERANCE PROPOSAL
JOB TITLE	AGE	OR NOT (Y/N)
Chief Human Resource Officer	51	N
Chief Clinical Officer	46	N
Chief Specialty Officer	44	N
Chief Services Officer	48	Y
Chief Financial Officer	46	N
Senior Vice President, Sales	47	N
President and Chief Executive Officer	58	Y
Chief Marketing Officer	53	Y
Chief Information Officer	56	Y
Chief Legal Officer	37	Y
Vice President Marketing	44	Y
Controller	48	Y

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